EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256995) on Form S-3 and (Nos. 333-264970, 333-188256) on Form S-8 of our reports dated February 17, 2023, with respect to the consolidated financial statements of Weyerhaeuser Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington

February 17, 2023